Exhibit 99.1

ONCONOVA THERAPEUTICS, INC.

NOTICE TO HOLDERS OF TRADABLE WARRANTS

May 20, 2021

You are hereby notified that, pursuant to Section 4.6 of the Warrant Agreement (the “Warrant Agreement”), dated as of July 27, 2016, by and between Onconova Therapeutics, Inc. (the “Company”) and EQ Shareowner Services (as successor to Wells Fargo Bank, N.A.), as Warrant Agent, and tradable warrant (the “Warrant”) held by you to purchase shares of the Company’s common stock, par value $0.01 per share, that the Company effected a one-for-fifteen reverse stock split of its common stock (the “Reverse Stock Split”) on May 20, 2021. Capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Warrant Agreement.

At the Company’s Special Meeting of Stockholders on April 30, 2021, the Company’s stockholders approved a proposal to amend the Company’s Tenth Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to combine outstanding shares of the Company’s common stock into a lesser number of outstanding shares, by a ratio of not less than one-for-five and not more than one-for-fifteen, with the exact ratio to be set within this range by the Company’s board of directors in their sole discretion. The Company’s board of directors subsequently approved a one-for-fifteen reverse stock split of the Company’s outstanding shares of common stock and the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment (the “Certificate of Amendment”) to the Certificate of Incorporation to effect the Reverse Stock Split, which became effective upon the Company’s filing of the Certificate of Amendment with the Secretary of State of the State of Delaware on May 20, 2021 (the “Effective Time”).

As of the Effective Time, the Company adjusted its outstanding tradable warrants currently trading on the NASDAQ Capital Market under the symbol “ONTXW” in accordance with the Warrant Agreement to reflect the Reverse Stock Split. As a result of these adjustments (and the adjustments effected on September 25, 2018 for a prior one-for-fifteen reverse stock split for the Company’s Common Stock for which notice was provided on September 24, 2018), each tradable warrant now entitles its holder to purchase one- two hundred and twenty-fifth (1/225) of a share of the Company’s common stock at an exercise price of $1,107.00 per share of common stock, which is 15 times of the exercise price of $73.80 per share. If a holder of the tradable warrant would be entitled to receive a fraction of a share upon the exercise of the warrant, such fractional share will be rounded down to the nearest whole share in accordance with Section 4.7 of the Warrant Agreement.

Accordingly, as of the Effective Time, your Warrant shall entitle you to purchase one-two hundred and twenty-fifth shares of the Company’s common stock, and the Exercise Price of your Warrant shall be $1,107.00 per share of common stock.

ONCONOVA THERAPEUTICS, INC.

By:
Name:
Title: